Exhibit 99.1

Contact: Susan Filyk Investor Relations 210.308.1286 sfilyk@usfunds.com

For Immediate Release

U.S. Global Investors Continues Stock Repurchase Program

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SAN ANTONIO—December 18, 2014—U.S. Global Investors, Inc. (Nasdaq: GROW), a boutique registered investment advisory firm specializing in natural resources, emerging markets, domestic equities and municipal bonds, will continue the stock repurchase plan of up to $2.75 million of its outstanding common stock from time to time on the open market for the trading period from and including January 2 through December 31, 2015.

Since the program began in January 2013 through September 30, 2014, the company has repurchased shares totaling 165,196 class A shares using cash of $522,000. The company is using an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day, such as at the opening of the day and in the last half-hour of trading.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment advisor that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the company provides money management and other services to U.S. Global Investors Funds and other international clients.

With an average of $1.2 billion in assets under management in the quarter ended September 30, 2014, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to fixed income.

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